Exhibit 5.1

December 23, 2015

Recro Pharma, Inc.

490 Lapp Road

Malvern, PA 19355

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 (the “Registration Statement”) of Recro Pharma, Inc., a Pennsylvania corporation (the “Company”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers an aggregate of 133,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), that may be issued under the Company’s Award Agreements for Inducement Awards with certain employees, which were granted as an inducement material to the individuals party thereto entering into employment with the Company (the “Inducement Grant Agreements”).

We have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Second Amended and Restated Articles of Incorporation and the Third Amended and Restated Bylaws of the Company, each as amended to date, the Inducement Grant Agreements and such other documents as we have deemed appropriate in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Inducement Grant Agreements, will be legally issued, fully paid and nonassessable. This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner to, or delivered to any other person or entity, without in each instance our prior written consent.

Boston        Washington, D.C.        Detroit        New York        Pittsburgh

Berwyn        Harrisburg        Orange County        Princeton        Wilmington

www.pepperlaw.com

Recro Pharma, Inc.

December 23, 2015

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the Commonwealth of Pennsylvania, including statutory provisions and all applicable provisions of the Constitution of the Commonwealth of Pennsylvania and reported judicial decisions interpreting such laws of the Commonwealth of Pennsylvania, and the federal laws of the United States of America. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

/s/ PEPPER HAMILTON LLP

PEPPER HAMILTON LLP